UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 19, 2014, PowerSecure Solar, LLC (“PowerSecure Solar”), a Delaware corporation and a wholly-owned subsidiary of PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into two Master Supply Agreements (the “Supply Agreements”) with an international solar panel supplier (the “Supplier”). Both Supply Agreements, which are dated August 15, 2014, were executed and entered into on August 19, 2014. These two Supply Agreements relate to two similarly sized large-scale solar distributed generation projects (the “Solar Projects”), which will be performed by PowerSecure Solar under two engineering, procurement and construction contracts with an investor-owned utility, as previously disclosed by the Company in a Current Report on Form 8-K, filed by the Company on July 23, 2014.

The Supply Agreements, which are virtually identical in rights and obligations and differ primarily in project descriptions, provide for customary covenants, representations, warranties and indemnities by both parties. Under these Supply Agreements, PowerSecure Solar has agreed to purchase an aggregate of approximately $62 million in solar panels for the Solar Projects and to pay a non-refundable deposit of 7.5% of the full solar panel purchase price, which deposit will be paid by the utility and passed through to the Supplier and allows for the cancellation of the order without any other fees or penalties through October 15, 2014. For an additional non-refundable 2.5% deposit, PowerSecure Solar can extend its right to cancel the order without any other fees or penalties by an additional month, to November 15, 2014. In order to cancel the panel purchases under the Supply Agreements after the deadlines specified above but prior to three months before the scheduled delivery dates, PowerSecure Solar would incur additional fees and penalties of between 5% and 30% of the purchase price and would be required to use its reasonable efforts to sell the solar panels on behalf of the Supplier. However, if PowerSecure Solar cancels the solar panel purchases less than three months prior to the scheduled delivery dates, then PowerSecure Solar would be required to pay the full panel purchase price.

The Supply Agreements also contain typical events of default, including material breaches of the Supply Agreements after notice and cure periods. The Supply Agreements may be terminated by PowerSecure Solar upon an event of default by the Supplier after such notice and cure periods. The Supplier is providing its standard 10 year limited warranty on the solar panels, subject to certain limitations on Supplier’s liability. The Supplier is required to pay certain liquidated damages to PowerSecure Solar if there is a delay by the Supplier in meeting the scheduled delivery dates.

As previously disclosed, the Solar Projects are subject to certain bonding and surety requirements by the Company and by the Supplier. In connection with these requirements and as previously disclosed, the Company previously obtained, for the benefit of its utility customer, bonding and surety arrangements in the amount of approximately $120 million with respect to the Solar Projects, which will remain in place until the completion of the solar projects. In addition, the Company provided a $3 million cash deposit and obtained a $12 million letter of credit under the Company’s credit facility, as additional collateral to and for the benefit of its bonding agent to support the Company’s performance obligations under the Solar Projects until the Supplier meets its bonding and surety requirements. The cash deposit will be returned to the Company and the letter of credit will be released and canceled after the Supplier causes performance bonds to be issued by its surety that backstop the on-time delivery of quality panels. In accordance with the Supply Agreements, the Company expects the Supplier to cause the performance bonds to be so issued within the next few days, and the return of the Company’s cash deposit and the release and cancellation of the letter of credit by its bonding agent to follow shortly thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: August 25, 2014

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